                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                       Johnson Worldwide Associates, Inc.
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                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                   [JWA Logo]

                       JOHNSON WORLDWIDE ASSOCIATES, INC.
                                1326 WILLOW ROAD
                          STURTEVANT, WISCONSIN 53177

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 17, 2000

To the Shareholders of
  JOHNSON WORLDWIDE ASSOCIATES, INC.

     The Annual Meeting of Shareholders of Johnson Worldwide Associates, Inc. will be held on Thursday, February 17, 2000 at 10:00 a.m., local time, at the Company's Headquarters, located at 1326 Willow Road, Sturtevant, Wisconsin, for the following purposes:

        1. To elect 6 directors to serve for the ensuing year.

        2. To consider and act upon a proposed amendment to the Company's Articles of Incorporation to change the name of the Company from Johnson Worldwide Associates, Inc. to Johnson Outdoors Inc.

        3. To consider and act upon a proposal to approve the Johnson Outdoors Inc. 2000 Long-Term Stock Incentive Plan.

        4. To consider and act upon a proposed amendment to the Johnson Worldwide Associates, Inc. 1987 Employees' Stock Purchase Plan to exclude participation by certain highly compensated employees.

        5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on Monday, December 13, 1999 will be entitled to notice of and to vote at the meeting and any adjournment or postponement thereof. Holders of Class A common stock, voting as a separate class, are entitled to elect two directors and holders of Class B common stock, voting as a separate class, are entitled to elect the remaining directors.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD FOR CLASS A COMMON STOCK AND/OR THE PROXY CARD FOR CLASS B COMMON STOCK IN THE RETURN ENVELOPE PROVIDED IN ORDER TO BE SURE THAT YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING.

                                             By Order of the Board of Directors

                                             /s/ CARL G. SCHMIDT
                                             CARL G. SCHMIDT
                                             Senior Vice President and Chief
                                             Financial Officer,
                                             Secretary and Treasurer
Sturtevant, Wisconsin
January 21, 2000

                       JOHNSON WORLDWIDE ASSOCIATES, INC.
                                1326 WILLOW ROAD
                          STURTEVANT, WISCONSIN 53177

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 17, 2000

     This Proxy Statement, which is first being mailed to shareholders on or about January 21, 2000, is furnished in connection with the solicitation of proxies by the Board of Directors of Johnson Worldwide Associates, Inc. (the "Company") to be used at the Annual Meeting of Shareholders of the Company to be held on Thursday, February 17, 2000 at 10:00 a.m., local time, at the Company's Headquarters, located at 1326 Willow Road, Sturtevant, Wisconsin, and at any adjournment or postponement thereof ("Annual Meeting").

     Shareholders who execute proxies may revoke them at any time before they are voted by written notice addressed to the Secretary at the Company's address shown above, or by giving notice in open meeting. Unless so revoked, the shares represented by proxies received by the Board of Directors will be voted at the Annual Meeting. Where a shareholder specifies a choice by means of a ballot provided in the proxy, the shares will be voted in accordance with such specification.

     The record date for shareholders entitled to notice of and to vote at the Annual Meeting is December 13, 1999. On the record date, the Company had outstanding and entitled to vote 6,905,429 shares of Class A common stock and 1,222,729 shares of Class B common stock. Holders of Class A common stock are entitled to one vote per share for directors designated to be elected by holders of Class A common stock and for other matters. Holders of Class B common stock are entitled to one vote per share for directors designated to be elected by holders of Class B common stock and ten votes per share for other matters.

                             ELECTION OF DIRECTORS

     Six directors are to be elected at the Annual Meeting to serve until the next annual meeting of shareholders or until their respective successors have been duly elected. The Company's Articles of Incorporation provide that holders of Class A common stock have the right to elect 25% of the authorized number of directors and the holders of Class B common stock are entitled to elect the remaining directors. At the Annual Meeting, holders of Class A common stock will elect two directors and holders of Class B common stock will elect four directors. Glenn N. Rupp and Terry E. London (the "Class A Directors") are the nominees designated to be voted on by the holders of Class A common stock, and Samuel C. Johnson, Helen P. Johnson-Leipold, Thomas F. Pyle, Jr. and Gregory E. Lawton (the "Class B Directors") are the nominees designated to be voted on by the holders of Class B common stock.

     Proxies received from holders of Class A common stock will, unless otherwise directed, be voted for the election of the nominees designated to be voted on by the holders of Class A common stock and proxies received from holders of Class B common stock will, unless otherwise directed, be voted for the election of the nominees designated to be voted on by the holders of Class B common stock. Proxies of holders of Class A common stock cannot be voted for more than two persons and proxies of holders of Class B common stock cannot be voted for more than four persons. Class A Directors are elected by a plurality of the votes cast by the holders of Class A common stock and Class B Directors are elected by a plurality of the votes cast by the holders of Class B common stock, in each case at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast by holders of the class of common stock entitled to vote in the election of such directors are elected as directors up to the maximum number of directors to be chosen at the meeting by such class. Consequently, any shares not voted on this matter (whether by abstention, broker non-vote or otherwise) will have no effect on the election of directors, except to the extent the failure to vote for an individual results in that individual not receiving a sufficient number of votes to be elected.

     Listed below are the nominees of the Board of Directors for election at the Annual Meeting. Each of the nominees is presently a director of the Company. If any of the nominees should be unable or unwilling to serve, the proxies, pursuant to the authority granted to them by the Board of Directors, will have discretionary authority to select and vote for substituted nominees. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

                                                         BUSINESS EXPERIENCE                  DIRECTOR
                 NAME                    AGE            DURING LAST FIVE YEARS                 SINCE
                 ----                    ---            ----------------------                --------
Samuel C. Johnson......................  71     Chairman of the Board of the Company            1970
                                                from January 1994 to March 1999.
                                                Chairman and until 1988, Chief
                                                Executive Officer of S.C. Johnson &
                                                Son, Inc. (manufacturer of household
                                                maintenance and industrial products)
                                                ("SCJ"). Director of Mobil
                                                Corporation, H.J. Heinz Company and
                                                Deere & Company. Mr. Johnson is the
                                                father of Helen P. Johnson-Leipold.
Thomas F. Pyle, Jr.....................  58     Vice Chairman of the Board of the               1987
                                                Company since October 1997. Chairman
                                                of The Pyle Group since September 1996
                                                (financial services and investments).
                                                Chairman, President and Chief
                                                Executive Officer of Rayovac
                                                Corporation (manufacturer of batteries
                                                and lighting products) from 1982 until
                                                September 1996. Director of Kewaunee
                                                Scientific Corporation and Sub Zero
                                                Corporation.

                                                         BUSINESS EXPERIENCE                  DIRECTOR
                 NAME                    AGE            DURING LAST FIVE YEARS                 SINCE
                 ----                    ---            ----------------------                --------
Helen P. Johnson-Leipold...............  42     Chairman and Chief Executive Officer            1994
                                                of the Company since March 1999. Vice
                                                President, Worldwide Consumer
                                                Products -- Marketing of SCJ from
                                                September 1998 to March 1999. Vice
                                                President, Personal and Home Care
                                                Products of SCJ from October 1997 to
                                                September 1998. Executive Vice
                                                President -- North American Businesses
                                                of the Company from October 1995 until
                                                July 1997. Vice President -- Consumer
                                                Marketing Services Worldwide of SCJ
                                                from 1992 to September 1995. Ms.
                                                Johnson-Leipold is the daughter of
                                                Samuel C. Johnson
Gregory E. Lawton......................  48     President of Johnson Wax Professional           1997
                                                (manufacturer of industrial
                                                maintenance products) since January
                                                1999. President and Chief Executive
                                                Officer of NuTone, Inc. (manufacturer
                                                of ventilation fans, intercom systems
                                                and other home products) from July
                                                1994 to January 1999. Director of
                                                BICCGeneral and Superior Metal
                                                Products, Inc.
Glenn N. Rupp..........................  55     Chairman and Chief Executive Officer            1997
                                                of Converse Inc. (manufacturer and
                                                marketer of athletic and leisure
                                                footwear) since April 1996. Acting
                                                Chairman of McKenzie Sports Products
                                                Inc. from August 1994 to April 1996.
                                                Director of Consolidated Papers, Inc.
Terry E. London........................  50     President and Chief Executive Officer           1999
                                                and a Director of Gaylord
                                                Entertainment Company (hospitality and
                                                attractions, creative content and
                                                interactive media) ("Gaylord") since
                                                May 1997. Executive Vice President and
                                                Chief Operating Officer of Gaylord
                                                from March 1997 to May 1997. Senior
                                                Vice President and Chief Financial and
                                                Administrative Officer of Gaylord from
                                                September 1993 to March 1997.

COMMITTEES

     The Board of Directors has standing Executive, Audit, Compensation and Stock Committees and does not have a nominating committee.

     The Executive Committee assists the Board of Directors in developing and evaluating general corporate policies and objectives and, subject to certain limitations, has the power to exercise fully the powers of the

Board of Directors. Present members of the Executive Committee are Messrs. Johnson (Chairman) and Pyle and Ms. Johnson-Leipold.

     The Audit Committee presently consists of Messrs. Rupp (Chairman) and Pyle. The Audit Committee annually recommends to the Board of Directors independent public accountants to act as auditors for the Company, reviews with the auditors in advance the scope of the annual audit, reviews with the auditors and management, from time to time, the Company's accounting principles, policies and practices and reviews with the auditors annually the results of their audit.

     The Compensation Committee presently consists of Messrs. Pyle (Chairman), Lawton and Rupp. The Compensation Committee determines all compensation and benefits, except for equity-based compensation, of the executive officers and key employees of the Company.

     The Stock Committee presently consists of Messrs. Pyle (Chairman) and Rupp. The Stock Committee determines all equity-based compensation for executive officers and key employees of the Company. The Stock Committee administers the Johnson Worldwide Associates, Inc. Amended and Restated 1986 Stock Option Plan, the Johnson Worldwide Associates, Inc. 1987 Employees' Stock Purchase Plan and the Johnson Worldwide Associates, Inc. 1994 Long-Term Stock Incentive Plan.

     Committee assignments will be reviewed at the meeting of the Board of Directors to be held January 26, 2000.

MEETINGS AND ATTENDANCE

     During the year ended October 1, 1999, there were five meetings of the Board of Directors, two meetings of the Audit Committee, five meetings of the Compensation Committee, no meetings of the Stock Committee (all actions were taken by unanimous written consent) and no meetings of the Executive Committee. All directors attended at least 75% of the meetings of the Board of Directors and at least 75% of the meetings of the committees on which they serve.

COMPENSATION OF DIRECTORS

     Retainer and Fees. Each director who is not an employee of the Company ("non-employee director") is entitled to receive an annual retainer of $15,000 and $1,000 for each meeting of the Board of Directors and each committee meeting attended. The Vice Chairman of the Board receives an additional annual retainer of $35,000. Non-employee directors are also entitled to receive an annual retainer for serving on committees of the Board of Directors as follows; the Chairman of each committee receives $3,500 and the other members each receive $1,000.

     Stock-Based Plans. The Company maintains the Johnson Worldwide Associates, Inc. 1994 Non-Employee Director Stock Ownership Plan (the "1994 Director Plan"), which was approved by shareholders on January 27, 1994. The 1994 Director Plan provides for up to 100,000 shares of Class A common stock to be issued to non-employee directors in the following forms:

          Stock Options. Upon first being elected or appointed as a director of the Company during the existence of the 1994 Director Plan, a non-employee director automatically receives an option to purchase 5,000 shares of Class A common stock. The exercise price for such options is the fair market value of a share of Class A common stock on the date of grant. Options have a term of ten years and become fully exercisable one year after the date of grant.

          Restricted Stock Awards. In addition, each non-employee director of the Company automatically receives 500 shares of Class A common stock on the first business day after the Company's annual meeting of shareholders in each year during the existence of the 1994 Director Plan. Shares of Class A common stock granted to non-employee directors can not be sold or otherwise transferred while the non-employee director remains a director of the Company and thereafter the restrictions will lapse. However, a non-employee director may transfer the shares to any trust or other estate in which the director has a substantial interest or a trust of which the director serves as trustee or to his or her spouse and certain other related persons, provided the shares will continue to be subject to the transfer restrictions described above.

     On January 27, 1999, 500 shares of restricted stock were awarded to each of the non-employee directors of the Company at that time (Messrs. Johnson, Pyle, Lawton and Rupp and Ms. Johnson-Leipold). On December 13, 1999, options to purchase 5,000 shares of Class A common stock were awarded to Mr. London, in conjunction with his appointment to the Board of Directors.

                    STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

     The following table sets forth certain information at November 1, 1999 regarding the beneficial ownership of each class of the Company's common stock by each director, each person known by the Company to own beneficially more than 5% of either class of the Company's common stock, each executive officer named in the Summary Compensation Table set forth below, and all directors and executive officers as a group based upon information furnished by such persons. Except as indicated in the footnotes, the persons listed have sole voting and investment power over the shares beneficially owned.

                                              CLASS A COMMON STOCK(1)            CLASS B COMMON STOCK(1)
                                          -------------------------------    -------------------------------
                                                            PERCENTAGE OF                      PERCENTAGE OF
                                          NUMBER OF             CLASS        NUMBER OF             CLASS
            NAME AND ADDRESS               SHARES            OUTSTANDING      SHARES            OUTSTANDING
            ----------------              ---------         -------------    ---------         -------------
Samuel C. Johnson.......................  2,595,762(2)(3)       37.6%        1,062,330(2)(4)       86.9%
  4041 North Main Street
  Racine, Wisconsin 53402
Imogene P. Johnson......................     33,493(4)             *         1,037,330(4)          84.8
  4041 North Main Street
  Racine, Wisconsin 53402
JWA Consolidated, Inc. .................    114,464(5)           1.7         1,037,330(4)          84.8
  4041 North Main Street
  Racine, Wisconsin 53402
Johnson Trust Co. ......................    366,796(6)           5.3           142,616(6)          11.7
  4041 North Main Street
  Racine, Wisconsin 53402
Helen P. Johnson-Leipold................    281,897(5)(7)(8)      4.1        1,056,722(4)(6)(8)     86.4
  4041 North Main Street
  Racine, Wisconsin 53402
Royce & Associates, Inc. ...............    640,320(9)           9.3(9)              -                -
  1414 Avenue of the Americas
  New York, NY 10019
Dimensional Fund Advisors Inc. .........    549,500(10)          8.0(10)             -                -
  1299 Ocean Avenue
  Santa Monica, CA 90401
Carl G. Schmidt.........................     83,758(11)          1.2                 -                -
Mamdouh Ashour..........................     52,600(12)            *                 -                -
Thomas F. Pyle, Jr. ....................     22,374(13)            *                 -                -
Gregory E. Lawton.......................      6,000(14)            *                 -                -
Glenn N. Rupp...........................      6,000(14)            *                 -                -
Patrick J. O'Brien......................      3,344(15)            *                 -                -
R.C. Whitaker...........................      2,500                *                 -                -

                                              CLASS A COMMON STOCK(1)            CLASS B COMMON STOCK(1)
                                          -------------------------------    -------------------------------
                                                            PERCENTAGE OF                      PERCENTAGE OF
                                          NUMBER OF             CLASS        NUMBER OF             CLASS
            NAME AND ADDRESS               SHARES            OUTSTANDING      SHARES            OUTSTANDING
            ----------------              ---------         -------------    ---------         -------------
Terry E. London.........................         --               --                --               --
All directors and executive officers as
  a group (8 persons)(17)...............  3,051,735(4)(5)(6)     43.2        1,081,722(2)(4)       88.5
                                                   (8)(16)(17)                        (6)(8)

---------------
  *  The amount shown is less than 1% of the outstanding shares of such class.

 (1) Shares of Class B common stock ("Class B Shares") are convertible on a share-for-share basis into shares of Class A common stock ("Class A Shares") at any time at the discretion of the holder thereof. As a result, a holder of Class B Shares is deemed to beneficially own an equal number of Class A Shares. However, in order to avoid overstatement of the aggregate beneficial ownership of Class A Shares and Class B Shares, the Class A Shares reported in the table do not include Class A Shares which may be acquired upon the conversion of Class B Shares.

 (2) Shares reported by Mr. Johnson include 98,000 Class A Shares and 1,037,330 Class B Shares over which Mr. Johnson may be deemed to share voting power and investment power. The 98,000 Class A Shares are held of record by a corporation controlled by Mr. Johnson through various trusts. The 1,037,330 Class B Shares are held of record by the Johnson Worldwide Associates, Inc. Class B Common Stock Voting Trust ("Voting Trust") of which certain trusts of which Mr. Johnson serves as sole trustee are Voting Trust unit holders. Mr. Johnson owns 2,221,627 Class A Shares and 47,046 Class B Shares as sole trustee of a trust for his benefit and reports beneficial ownership of the remaining Class A Shares and Class B Shares indirectly as the sole trustee of a trust for the benefit of Mr. Johnson, members of his family or related entities (the "Johnson Family"), as the sole trustee of a shareholder of certain corporations, or pursuant to options to acquire Class A Shares. Not included in the number of Class A Shares or Class B Shares beneficially owned by Mr. Johnson are Class A Shares or Class B Shares held by Mr. Johnson's wife, Imogene P. Johnson, by family partnerships of which Mr. Johnson is not a general partner, or does not directly or indirectly control a general partner, by corporations in which all of the common stock is beneficially owned by Mr. Johnson's adult children or by Johnson Trust Company, Inc. ("JT"), except as otherwise noted.

 (3) Includes options to acquire 6,693 Class A Shares, which options are exercisable within 60 days.

 (4) Shares reported by Mrs. Johnson include 1,037,330 Class B Shares directly held by the Voting Trust and over which Mrs. Johnson has shared voting power and shared investment power as sole trustee of the Voting Trust, and all of which are also reported as beneficially owned by Mr. Johnson, Ms. Johnson-Leipold and JWA Consolidated, Inc. as Voting Trust unit holders. Mrs. Johnson reports the remaining shares as personally owned.

 (5) The 114,464 Class A Shares are also reported as beneficially owned by Ms. Johnson-Leipold as sole trustee of the Samuel C. Johnson Family Trust, which controls JWA Consolidated, Inc.

 (6) Includes 317,280 Class A Shares and 75,992 Class B Shares over which JT has shared voting power and shared investment power, of which 19,392 Class B Shares are also reported as beneficially owned by Ms. Johnson-Leipold. JT reports beneficial ownership of the Class A Shares and Class B Shares reflected in the table as sole trustee of various trusts principally for the benefit of members of the Johnson Family. Mr. Johnson is directly or indirectly the controlling shareholder of JT.

 (7) Includes options to acquire 5,000 Class A Shares, which options are exercisable within 60 days and 409 shares held by the Company's 401(k) Retirement and Savings Plan, over which the reporting person has sole voting power.

 (8) Includes 127,024 Class A Shares and 19,392 Class B Shares over which Ms. Johnson-Leipold has shared voting power and shared investment power, all of which are reported as beneficially owned by JT. Ms. Johnson-Leipold beneficially owns such Class A Shares and Class B Shares indirectly as the settlor and beneficiary of a trust and through such trust as a general partner of certain limited partnerships controlled by the Johnson Family and as a controlling shareholder, with trusts for the benefit of Mr. Johnson and his adult children, of certain corporations.

 (9) The information is based on a report on Schedule 13G, dated February 8, 1999, filed by Royce & Associates, Inc. ("Royce") and Charles M. Royce with the Securities and Exchange Commission. Mr. Royce may be deemed to be a controlling person of Royce and as such may be deemed to beneficially own the shares held by Royce. Royce reported sole voting and sole dispositive power with respect to all of the reported shares.

(10) The information is based on a report on Schedule 13G, dated February 12, 1999, filed by Dimensional Fund Advisors Inc., a registered investment advisor ("Dimensional") with the Securities and Exchange Commission. Dimensional reported sole voting and sole dispositive power with respect to all of the reported shares. Dimensional disclaims beneficial ownership of all of the reported shares, which are owned by advisory clients of Dimensional.

(11) Includes options to acquire 75,333 Class A Shares, which options are exercisable within 60 days, and 725 shares held by the Company's 401(k) Retirement and Savings Plan, over which the reporting person has sole voting power.

(12) Includes options to acquire 46,500 Class A Shares, which options are exercisable within 60 days.

(13) Includes options to acquire 16,693 Class A Shares, which options are exercisable within 60 days.

(14) Includes options to acquire 5,000 Class A Shares, which options are exercisable within 60 days.

(15) Includes 344 shares held by the Company's 401(k) Retirement and Savings Plan, over which the reporting person has sole voting power.

(16) Includes options to acquire 160,219 Class A Shares for all officers and directors as a group, which options are exercisable within 60 days.

(17) Excludes shares held by Mr. Whitaker who resigned as President and Chief Executive Officer in March 1999.

     At November 1, 1999, the Johnson Family beneficially owned 3,376,869 Class A Shares, or approximately 48.8% of the outstanding Class A Shares, and 1,168,366 Class B Shares, or approximately 95.6% of the outstanding Class B Shares.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for all compensation and benefits provided to the Company's Chief Executive Officer, other executive officers and key employees, except for equity-based compensation. All equity-based compensation decisions are made by the Stock Committee of the Board of Directors, which is comprised of two members of the Compensation Committee. Set forth below is a report explaining the rationale underlying fundamental executive compensation decisions affecting the Company's executive officers, including the executive officers named in the Summary Compensation Table (the "Named Executive Officers").

OVERALL COMPENSATION PHILOSOPHY

     The Company's program is designed to align compensation with Company performance, business strategy, Company values and management initiatives. The Company's overall compensation objectives will provide a competitive total compensation program designed to attract and retain high quality individuals and maintain a performance oriented culture that fosters increased shareholder value. The compensation policy is as follows:

     - Base salaries will be targeted at the competitive average, based on a review of the appropriate labor markets.

     - Incentive plans will be targeted above the competitive average with no cap on potential and will be widely used so that employees participate based on relevant Company, team and individual performance.

     - All compensation programs will be designed to add shareholder value.

     The Company has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified financial goals and the executive's success in meeting specific performance goals. As an executive's level of responsibility increases, a greater portion of total compensation is based on performance-based incentive compensation and less on salary and employee benefits, creating the potential for greater variability in the individual's compensation level from year to year. The mix, level and structure of performance-based incentive elements reflect market industry practices as well as the executive's role and relative impact on business results.

     The Compensation Committee continually monitors the operation of the Company's executive compensation program. This monitoring includes a biannual report from independent compensation consultants assessing the effectiveness of the Company's compensation program by comparing the Company's executive compensation to a group of public corporations in the recreation and sporting goods industry and certain leading manufacturing companies located in Wisconsin (the "Comparator Group"). The Comparator Group used for compensation analysis includes, but is not limited to, companies in the peer group established to compare shareholder returns. The Compensation Committee reviews the selection of companies used for this analysis and believes that these companies fairly represent the Company's competitors for executive talent.

     The Compensation Committee determines the compensation of the Chief Executive Officer and sets policies for, reviews and approves the recommendations of management (subject to such adjustments as may be deemed appropriate by the Committee) with respect to the compensation awarded to other executive officers and other key employees (including the other Named Executive Officers).

     The key elements of the Company's executive compensation program consist of base salary, annual bonus and long-term stock incentives. Senior executive compensation packages are increasingly weighted toward programs contingent upon the Company's performance. As a result, actual compensation levels of senior executives in any particular year may vary within the range of compensation levels of the competitive marketplace based on the Company's actual performance and its prior year's financial results. Although the Compensation Committee believes strongly in offering compensation opportunities competitive with those of comparable members in the Company's industry, the most important considerations in setting annual compensation are Company performance and individual contributions. A general description of the elements of the Company's compensation package, including the basis for the compensation awarded to the Company's Chief Executive Officer for 1999, follows.

BASE SALARY

     Base salaries are initially determined by evaluating the responsibilities of the position, the experience of the individual and the salaries for comparable positions in the competitive marketplace. Base salary levels for the Company's executive officers are generally positioned to be competitive with comparable positions in the Comparator Group. The Compensation Committee annually reviews each executive officer's base salary. In determining salary adjustments for executive officers, the Committee considers various factors, including the individual's performance and contribution, the average percentage pay level for similar positions and the Company's performance. In the case of executive officers with responsibility for a particular business unit, such unit's financial results are also considered. The Compensation Committee, where appropriate, also considers nonfinancial performance measures such as improvements in product quality, manufacturing efficiency gains and the enhancement of relations with Company customers and employees. The Compensation Committee exercises discretion in setting base salaries within the guidelines discussed above.

     Effective January 1, 1999, Mr. Whitaker's annualized base salary was increased from $360,000 to $375,000 to reflect the Compensation Committee's assessment of the factors listed above. Mr. Whitaker resigned as President and Chief Executive Officer in March 1999. Ms. Johnson-Leipold assumed the position of Chairman and Chief Executive Officer with an annualized base salary of $375,000 in March 1999.

BONUS PROGRAM

     The Compensation Committee recognizes the importance of aligning executive compensation with the interests of the shareholders and believes that improvement in economic value provides the best measure of shareholder returns. Accordingly, the Board of Directors adopted the Johnson Worldwide Associates Economic Value Added Bonus Plan ("EVA Plan") in fiscal 1997. The EVA Plan provides for bonus awards based solely on improvements in the Economic Value Added ("EVA") of the Company. EVA(R)(1) is a measure of after tax operating profit after the deduction of all costs, including the cost of the Company's capital. The EVA Plan is based on three key concepts: (1) a target bonus, (2) expected improvement in EVA, and (3) a bonus bank. The EVA bonus eligible to be earned is equal to the sum of the target bonus plus (or minus) a calculated amount based on the improvement (or deterioration) from the targeted amount of EVA.

     The Company's executive officers are included in the EVA Plan. Target bonuses ranging from 40% to 100% of an executive's base salary are established by the Compensation Committee for each executive officer at the beginning of the year. Target award opportunities are competitive with industry practices. The EVA Plan includes approximately 100 participants.

---------------

(1) EVA is a registered trademark of Stern Stewart & Co.

     The expected improvement in EVA is used to determine the targeted level of EVA and is determined by an objective review of the past performance of the Company, taking into account the goal of achievement of a substantial improvement in EVA over a multiple year period. Such review is conducted by independent compensation consultants expert in the concepts of EVA. The annual amount of expected improvement in EVA is fixed. This approach results in the need to achieve increasingly higher EVA levels each year to maintain the same level of incentive compensation. To ensure that the EVA Plan provides strong incentives for management to annually increase shareholder value and does not reward poor performance by reducing performance standards or penalize superior performance by raising performance standards, the Compensation Committee allowed no recalibration of the expected EVA improvement for the three fiscal years
1997 -- 1999. Due to the significant changes in the Company's business since the EVA Plan was adopted, such recalibration will be performed for fiscal year 2000.

     The bonus eligible to be earned is credited to a bonus bank ("Bank"). The maximum amount that may be withdrawn from the Bank in any year is equal to the amount of the target bonus for that year plus one third of the balance of the Bank in excess of the target bonus. Accordingly, the balance in the Bank is "at risk." No bonus is paid when the balance in the Bank is negative. Negative Bank balances are carried forward and are offset against future bonuses earned. There is no cap on the amount of bonus that can be earned for achievement of superior levels of EVA improvement, nor is there a floor on the amount of negative bonus credited to the Bank if EVA declines. Bank balances vest only in the event of death, retirement or involuntary termination. The concept of a Bank is utilized to encourage long-term thinking with regard to the operation of the Company.

     The Compensation Committee retains the final authority to approve individual bonuses and may, at its sole discretion, reduce or eliminate bonuses determined under the EVA Plan formula.

     The Company's economic value improved in 1999. The Company's EVA improvement was $4.5 million (a 40 basis point improvement in after-tax return on EVA capital), versus an expected improvement of $6.9 million, resulting in a bonus multiple of 65% of base salary (for the period of her employment), or $130,200, for Ms. Johnson-Leipold.

LONG-TERM STOCK INCENTIVES

     Long-term stock incentives are designed to encourage and create significant ownership of Company stock by key executives, thereby promoting a close identity of interests between the Company's management and its shareholders. Another objective of long-term stock incentives is to encourage and reward executives for long-term strategic management and the enhancement of shareholder value. The Company's equity-based award practices are designed to be competitive with those offered by other recreation and sporting goods companies and other leading manufacturing companies in Wisconsin. To this end, the Stock Committee considers recommendations from the Company's independent compensation consultants in determining the level of equity-based awards. The Company currently grants two forms of long-term stock incentives: stock options and, on a more selective basis, restricted stock.

     Stock Options. Under the Company's 1994 Long-Term Stock Incentive Plan and the 1986 Stock Option Plan, nonqualified stock options have been the primary form of long-term incentive compensation. Options typically are granted annually, with the size of grants varying based on several factors, including the executive's level of responsibility and past contributions to the Company as well as the practices of peer companies. Consideration is also given to a person's potential for future responsibility and promotion. The number of shares covered by grants generally reflects competitive industry practices. Stock options are granted with an exercise price equal to the market price of the common stock on the date of grant. Stock options granted in 1999 vest ratably over a three year period. Vesting schedules are designed to encourage the creation of shareholder value over the long-term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years.

     Stock option grants in 1999 reflect the considerations discussed above. On December 16, 1998, Mr. Whitaker received options to purchase 15,000 shares at an exercise price of $9.6875 per share. In March 1999, Ms. Johnson-Leipold received options to purchase 85,000 shares at an exercise price of $8.125 per share in conjunction with her employment by the Company.

     Restricted Stock. The Company has a Restricted Stock Plan, which was adopted in 1986. The 1994 Long-Term Stock Incentive Plan also allows for the issuance of restricted stock. Under these plans, grants are made on a highly selective basis to executive officers. From time to time, current executives may receive grants of restricted stock to recognize corporate successes and individual contributions. The Stock Committee decides appropriate award amounts based on the circumstances of the situation (for example, in the case of a new hire, the level of the position to be filled and the qualifications of the executive sought to fill that role).

     In 1999, 15,000 shares of restricted stock were awarded to Ms. Johnson-Leipold in conjunction with her employment by the Company.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     It is anticipated that all 1999 compensation to executives will be fully deductible under Section 162(m) of the Internal Revenue Code and therefore the Compensation Committee determined that a policy with respect to qualifying compensation paid to executive officers for deductibility is not necessary.

COMPENSATION COMMITTEE

     Thomas F. Pyle, Jr. (Chairman)
     Gregory E. Lawton
     Glenn N. Rupp

SUMMARY COMPENSATION INFORMATION

     The following table sets forth certain information concerning compensation paid for the last three fiscal years to the Chief Executive Officer and each of the Company's executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                         COMPENSATION
                                                                                   ------------------------
                                              ANNUAL COMPENSATION                                SECURITIES
                                -----------------------------------------------    RESTRICTED    UNDERLYING
                                                                 OTHER ANNUAL        STOCK         STOCK          ALL OTHER
NAME AND PRINCIPAL POSITION(S)  YEAR     SALARY     BONUS(7)    COMPENSATION(8)    AWARDS(9)      OPTIONS      COMPENSATION(11)
------------------------------  ----     ------     --------    ---------------    ----------    ----------    ----------------
Helen P. Johnson-Leipold....    1999    $199,000(6) $130,200        $     -         $132,400(6)    85,000          $ 25,800
Chairman and Chief              1998           -(6)        -              -                -(6)         -                 -
Executive Officer(1)            1997     142,700(6)   57,800              -           13,100       30,000(10)         3,800
R. C. Whitaker..............    1999     162,600           -              -                -       15,000(10)       335,900
President and Chief             1998     355,000     167,000              -                -       25,000(10)        44,200
Executive Officer(2)            1997     323,400     206,600              -           32,700       75,000(10)       160,900
Patrick J. O'Brien..........    1999     132,600      73,700              -           24,600       97,000            16,300
President and Chief             1998           -           -              -                -            -                 -
Operating Officer(3)            1997           -           -              -                -            -                 -
Carl G. Schmidt.............    1999     230,300     105,400              -                -       10,000            28,700
Senior Vice President and       1998     212,300      78,400              -                -       15,000            23,700
Chief Financial Officer,        1997     190,300     108,900              -                -       25,000            16,900
Secretary and Treasurer(4)
Mamdouh Ashour..............    1999     257,500           -         48,600                -        7,500           192,500
Group Vice President            1998     250,000      39,300         53,800                -       15,000           109,500
and President --                1997     233,300      92,100         63,900                -        7,000           151,500
Worldwide Diving(5)

FOOTNOTES TO SUMMARY COMPENSATION TABLE

 (1) Ms. Johnson-Leipold has been Chairman and Chief Executive Officer since March 1999. From October 1995 to July 1997, she served as Executive Vice President -- North American Businesses.

 (2) Mr. Whitaker resigned as President and Chief Executive Officer in March
     1999.

 (3) Mr. O'Brien has been President and Chief Operating Officer since April
     1999.

 (4) Mr. Schmidt has been Senior Vice President and Chief Financial Officer, Secretary and Treasurer since May 1995. From July 1994 to May 1995 he served as Vice President, Chief Financial Officer, Secretary and Treasurer.

 (5) Mr. Ashour has been a Group Vice President of the Company since October 1997 and President -- Worldwide Diving since August 1996. From 1994 to August 1996, he served as President of Scubapro Europe.

 (6) Does not include restricted stock awards or amounts paid for services as a director of the Company during the applicable year. No such awards were granted or services paid while Ms. Johnson-Leipold was an employee of the Company.

 (7) The amounts in the table for the year ended October 1, 1999 consist of amounts accrued under the EVA Plan.

 (8) The amounts in the table consist of expenses paid on behalf of Mr. Ashour. The amounts are less than the lesser of $50,000 or 10% of total annual salary and bonus for all other Named Executive Officers.

 (9) The amounts in the table reflect the market value on the date of grant (net of any consideration paid by the Named Executive Officer) of restricted shares of Class A common stock awarded under the 1994 Long-Term Stock Incentive Plan. The number of restricted (unvested) shares held by the Named Executive Officers and the market value of such shares (net of any consideration paid by the Named Executive Officers) as of October 1, 1999 were as follows: Ms. Johnson-Leipold, 15,000 shares ($132,400) and Mr. O'Brien 3,000 shares ($24,600). Ms. Johnson-Leipold received an award of 15,000 shares of restricted stock on March 22, 1999. Mr. O'Brien received an award of 3,000 shares of restricted stock on April 12, 1999. One-third of the shares awarded to Ms. Johnson-Leipold and Mr. O'Brien vest on each successive anniversary of the date of award. Holders of restricted shares are entitled to receive dividends, if any, on such shares.

(10) Cancelled effective 30 days after resignation.

(11) The amounts in the table for the year ended October 1, 1999 consist of the following:

     (a) Amounts to be credited for qualified retirement contributions are $12,800 for Ms. Johnson-Leipold, $10,600 for Mr. O'Brien, $12,800 for Mr. Schmidt and $12,800 for Mr. Ashour.

     (b) Company matching contributions to the executives' 401(k) plan accounts during the year ended October 1, 1999 of $5,000 for Ms.
         Johnson-Leipold, $5,000 for Mr. Whitaker, $3,500 for Mr. O'Brien, $5,200 for Mr. Schmidt and $5,000 for Mr. Ashour.

     (c) Company contributions to the executives' non-qualified plan accounts during the year ended October 1, 1999 of $8,000 for Ms.
         Johnson-Leipold, $24,100 for Mr. Whitaker, $2,200 for Mr. O'Brien, $10,700 for Mr. Schmidt and $10,500 for Mr. Ashour.

     (d) $164,200 paid to Mr. Ashour for expatriate cost of living and income tax allowances.

     (e) $306,800 paid to Mr. Whitaker during the fiscal year ended October 1, 1999 under his separation agreement. See "Agreements with Named Executive Officers."

STOCK-BASED COMPENSATION

     The following table provides details regarding stock options granted to the Named Executive Officers in fiscal 1999 under the Johnson Worldwide Associates, Inc. 1994 Long-Term Stock Incentive Plan. In addition, this table shows hypothetical gains that would exist for the respective options granted to the Named Executive Officers. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

                          OPTION GRANTS IN FISCAL 1999

                                                                                          POTENTIAL REALIZABLE VALUES
                            NUMBER OF                                                       AT ASSUMED ANNUAL RATES
                            SECURITIES      % OF TOTAL                                    OF STOCK PRICE APPRECIATION
                            UNDERLYING    OPTIONS GRANTED    EXERCISE OR                        FOR OPTION TERM
                             OPTIONS      TO EMPLOYEES IN    BASE PRICE     EXPIRATION    ---------------------------
           NAME              GRANTED        FISCAL YEAR       ($/SHARE)        DATE          5%               10%
           ----             ----------    ---------------    -----------    ----------       --               ---
Helen P.
Johnson-Leipold...........    85,000(1)         24%            $8.125          3/9/09     $434,330        $1,100,678
R. C. Whitaker............    15,000(2)          4              9.688          4/9/99           --                --
Patrick J. O'Brien........    97,000(3)         27              7.125          4/6/09      434,645         1,101,475
Carl G. Schmidt...........    10,000(4)          3              9.688        12/16/08       60,924           154,394
Mamdouh Ashour............     7,500(4)          2              9.688        12/16/08       45,693           115,795

---------------
(1) One-third of the options vest and become exercisable each successive year after grant, commencing March 9, 2000.

(2) Cancelled effective 30 days after Mr. Whitaker's resignation.

(3) One-third of the options vest and become exercisable each successive year after grant, commencing April 6, 2000.

(4) One-third of the options vest and become exercisable each successive year after grant, commencing December 16, 1999.

     The following table shows stock option exercises by the Named Executive Officers during fiscal 1999. In addition, this table includes the number of shares remaining covered by both "exercisable" (i.e., vested) and "unexercisable" (i.e., unvested) stock options as of October 1, 1999. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the October 1, 1999 closing price of the Class A common stock of $8.94.

                 AGGREGATE OPTION EXERCISES IN FISCAL 1999 AND
                       FISCAL 1999 YEAR-END OPTION VALUES

                                                                NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                                 OPTIONS AT 10/1/99              OPTIONS AT 10/1/99
                             SHARES ACQUIRED     VALUE      ----------------------------    ----------------------------
          NAME                 ON EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
          ----               ---------------    --------    -----------    -------------    -----------    -------------
Helen P.
Johnson-Leipold..........          --             $--          5,000          85,000           $--           $ 69,275
R. C. Whitaker...........          --              --             --              --            --                 --
Patrick J. O'Brien.......          --              --             --          97,000            --            176,055
Carl G. Schmidt..........          --              --         58,667          28,333            --                 --
Mamdouh Ashour...........          --              --         36,667          19,833            --                 --

TOTAL SHAREHOLDER RETURN

     The graph below compares on a cumulative basis the yearly percentage change since September 30, 1994 in (a) the total return to shareholders on the Class A common stock with (b) the total return on the Nasdaq Stock Market-U.S. Index;
(c) the total return on the Russell 2000 Index and (d) the total return on a self-constructed peer group index. The peer group consists of the Company, K2, Inc., Brunswick Corporation, The Coleman Company, Inc., and Huffy Corporation. The graph assumes $100 was invested on September 30, 1994 in Class A common stock, the Nasdaq Stock Market-U.S. Index, the Russell 2000 Index and the peer group index.

                                  [LINE GRAPH]

                                         9/30/94   9/29/95   9/27/96   10/3/97    10/2/98    10/1/99
                                         -------   -------   -------   -------    -------    -------
Johnson Worldwide Associates...........  $100.00   $ 90.57   $ 53.77   $ 64.15    $ 32.08    $ 33.73
Nasdaq Market Index (U.S.).............   100.00    138.07    164.34    229.15     218.08     370.46
Russell 2000 Index.....................   100.00    123.37    139.71    186.04     150.66     177.11
Peer Group.............................   100.00    102.40    110.80    150.49      69.87      99.52

AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

     In March 1999, the Company entered into a separation agreement with Mr. Whitaker, the Company's former President and Chief Executive Officer. Pursuant to the terms of this agreement, Mr. Whitaker resigned from all positions with the Company and its subsidiaries as of March 9, 1999. The Company agreed to (i) make outplacement services available for a one-year period, (ii) pay Mr. Whitaker $526,000 over a twelve-month period and (iii) vest 833 shares of restricted stock awarded to Mr. Whitaker under the 1994 Long-Term Stock Incentive Plan. Under this agreement, Mr. Whitaker agreed not to be employed by, or affiliated with, certain competitors of the Company during the period beginning on his resignation date and ending March 9, 2000 (the "Restricted Period") and, among other things, not to solicit for employment any person employed by the Company during the Restricted Period. Mr. Whitaker also agreed to a confidentiality arrangement during the Restricted Period and for two years thereafter and released the Company from any and all liability. In the event that Mr. Whitaker violates the terms of the agreement, the Company is entitled to withhold and terminate all payments and benefits provided under the agreement and recover from Mr. Whitaker all payments and benefits previously provided to him thereunder.

                     AMENDMENT TO ARTICLES OF INCORPORATION
                           TO CHANGE NAME OF COMPANY

     The Board of Directors proposes and recommends that the shareholders approve an amendment (the "Name Change Amendment") to Article 1 of the Company's Articles of Incorporation to change the name of the Company from "Johnson Worldwide Associates, Inc." to "Johnson Outdoors Inc." The terms of the Name Change Amendment are set forth in Appendix A to this Proxy Statement. The name change is intended to better reflect the nature of the Company's business. Changing the Company's name does not alter any of the rights of shareholders.

     The affirmative vote of a majority of the votes represented and voted at the Annual Meeting (assuming a quorum is present) is required to approve the Name Change Amendment. Any shares not voted at the Annual Meeting (whether by broker non-votes or otherwise, except abstentions), will have no impact on the vote. Shares as to which holders abstain from voting will be treated as votes against the Name Change Amendment.

     The Board of Directors recommends a vote "FOR" the Name Change Amendment. Shares of common stock represented by executed but unmarked proxies will be voted "FOR" such amendment.

                      2000 LONG-TERM STOCK INCENTIVE PLAN

GENERAL

     The purpose of the Johnson Outdoors Inc. 2000 Long-Term Stock Incentive Plan (the "2000 Plan") is to enhance the ability of the Company to attract and retain employees who will make substantial contributions to the Company's long-term business growth and to provide meaningful incentives to such employees which are more directly linked to the profitability of the Company's businesses and increases in shareholder value. In addition, the 2000 Plan is designed to encourage and provide opportunities for stock ownership by such employees which will increase their proprietary interest in the Company and, consequently, their identification with the interests of the shareholders of the Company.

     The Company currently has in effect the 1994 Long-Term Stock Incentive Plan (the "1994 Plan") and the 1986 Stock Option Plan. As of December 13, 1999, approximately 36,600 shares of Class A common stock remained available for the granting of additional awards under these plans. To allow for future equity-based compensation awards to be made by the Company to its employees, the 2000 Plan was adopted by the Board of Directors on December 13, 1999 and became effective as of that date, subject to approval of the 2000 Plan by the shareholders of the Company within twelve months of such effective date. The 1994 Plan and the 1986 Stock Option Plan will be terminated, except as to outstanding options, upon approval of the 2000 Plan by the shareholders.

     The following summary description of the 2000 Plan is qualified in its entirety by reference to the full text of the 2000 Plan.

ADMINISTRATION

     The 2000 Plan is required to be administered by a committee of the Board (the "Committee") consisting of not less than two members of the Board who are not employees of the Company. If at any time the Committee is not in existence, the Board will administer the 2000 Plan. The Stock Committee will serve as the administrator of the 2000 Plan. Among other functions, the Committee has the authority to establish rules for the administration of the 2000 Plan; to select the employees of the Company and its affiliates to whom awards will be granted; to determine the types of awards to be granted to employees and the number of shares covered by such awards; to set the terms and conditions of such awards; and to cancel, suspend and amend awards granted to employees to the extent authorized under the 2000 Plan. Except as otherwise provided in the 2000 Plan, determinations and interpretations with respect thereto and any award agreements thereunder will be in the sole discretion of the Committee, whose determinations and interpretations will be binding on all parties. Any employee of the Company or any affiliate, including any executive officer or employee director of the Company, is eligible to receive awards under the 2000 Plan. In addition, consultants and advisors to the Company will be eligible to receive nonqualified stock options under the 2000 Plan. Approximately 60 employees currently would be eligible to participate in the 2000 Plan.

AWARDS UNDER THE 2000 PLAN; AVAILABLE SHARES

     The 2000 Plan authorizes the granting to employees of: (a) stock options, which may be either incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code ("ISOs") or non-qualified stock options; (b) stock appreciation rights ("SARs"); and (c) stock awards that give a participant the right to receive a specified number of shares or a cash equivalent payment. The 2000 Plan provides that up to a total of 600,000 shares of Class A common stock will be available for the granting of awards. The aggregate number of shares that can be awarded to any one participant during any fiscal year of the Company shall not exceed 200,000 shares. No more than 100,000 shares can be granted as stock awards and stock appreciation rights. If any shares subject to awards granted under the 2000 Plan, or to which any award relates, are forfeited or if an award otherwise terminates, expires or is cancelled prior to the delivery of all of the shares or other consideration issuable or payable pursuant to the award, such shares will be available for the granting of new awards under the 2000 Plan.

TERMS OF AWARDS

     Options. The exercise price per share of Class A common stock subject to an option granted under the 2000 Plan will be determined by the Committee, provided that the exercise price may not be less than 100% of the fair market value of a share of Class A common stock on the date of grant. The term of an option granted under the 2000 Plan will be as determined by the Committee, but cannot exceed ten years. Options granted under the 2000 Plan will become exercisable in such manner and within such period or periods and in such installments or otherwise as determined by the Committee. Options will be exercised by payment in full of the exercise price, either in cash or (at the discretion of the Committee) in whole or in part by tendering, either by actual delivery of shares or by attestation, shares of Class A common stock or other consideration having a fair market value on the date of exercise equal to the option exercise price. All ISOs granted under the 2000 Plan will also be required to comply with all other terms of Section 422 of the Internal Revenue Code.

     SARs. An SAR granted under the 2000 Plan will confer on the holder a right to receive, upon exercise thereof, the excess of (a) the fair market value of one share of Class A common stock on the date of exercise over (b) the grant price of the SAR as specified by the Committee. The grant price of an SAR under the 2000 Plan will not be less than the fair market value of a share of Class A common stock on the date of grant or, if the Committee so determines, in the case of any SAR granted in tandem with or in substitution for another award granted under the 2000 Plan, on the date of grant of such other award. The grant price, term, methods of exercise, methods of settlement (including whether the holder of an SAR will be paid in cash, shares of Class A common stock or other consideration), and any other terms and conditions of any SAR granted under the 2000 Plan will be determined by the Committee.

     Stock Awards. A stock award will give the holder the right to receive a specified number of shares of Class A common stock or a cash equivalent payment or a combination thereof, subject to the terms and conditions of the award, which may include forfeitability contingencies based on continued employment with the Company or on meeting specified performance criteria or both. The Committee will determine the terms and conditions of an award including any restriction or performance period, any performance goals or targets, the proportion of payments, if any, to be made for performance at specified performance levels and the restrictions, if any, applicable to any shares received upon payment. A stock award may be in the form of shares or share units. The Committee may at any time adjust performance goals (up or down) and minimum or full performance levels (and any intermediate levels and proportion of payments related thereto), adjust the manner in which performance goals are measured, or shorten any performance period or waive in whole or in part any or all remaining restrictions with respect to shares subject to restrictions, if the Committee determines that conditions so warrant.

     Notwithstanding the foregoing, if the Committee determines that an award is intended to qualify as "performance-based compensation," under Section 162(m) of the Internal Revenue Code, the award will be conditioned on the achievement of one or more of the following performance goals or targets, as determined by the
Committee: revenues, earnings per share, return on shareholder equity, return on average total capital employed, return on net assets employed before interest and taxes and/or economic value added. For awards intended to be performance-based compensation, the Committee will not have discretion to increase the amount of compensation payable that would otherwise be due upon the participant's attainment of the performance goals or targets.

ADJUSTMENTS

     In the event of any stock dividend or other distribution, stock split, merger, consolidation, spin-off or exchange of shares of Class A common stock subject to the 2000 Plan or any other change affecting the Class A common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2000 Plan, then the Committee will generally have the authority, in such manner as it deems equitable, to adjust (1) the number and type of shares of stock that may be issued under the 2000 Plan, (2) the number and type of shares of stock subject to outstanding awards, and (3) the grant, purchase or exercise price with respect to any award.

LIMITS ON TRANSFERABILITY

     No award granted under the 2000 Plan and no right under any such award shall be assignable, alienable, saleable or otherwise transferable by the participant other than by will or the laws of descent and distribution; provided, however, that if so permitted by the Committee, a participant may (i) designate a beneficiary or beneficiaries to exercise the participant's rights and receive any distributions under the Plan upon the participant's death and
(ii) transfer an award.

AMENDMENT AND TERMINATION

     The Board may amend, suspend or terminate the 2000 Plan at any time, except that no such action may (unless otherwise provided in the 2000 Plan) adversely affect any award granted and then outstanding without the approval of the respective participant.

WITHHOLDING

     The Company will have the right to reduce the number of shares or amount of cash payable under an award by the amount necessary to satisfy any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount or to take such other actions as may be necessary to satisfy any such withholding obligations. The Committee may require or permit withholding obligations arising with respect to awards under the 2000 Plan to be settled with shares of Class A common stock, including shares of Class A common stock that are part of, or are received upon exercise of, the award that gives rise to the withholding requirement. The obligations of the Company under the 2000 Plan are conditional on such payment or arrangements, and the Company and any affiliate will, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the employee. The Committee may establish such procedures as it deems appropriate for the settling of withholding obligations with shares of Class A common stock.

CHANGE IN CONTROL

     In order to preserve a participant's rights under an award in the event of a Change in Control (as defined below) of the Company, the Committee in its discretion may, at the time an award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or realization of the award; (ii) provide for the purchase of the award upon the participant's request for an amount of cash or other property that could have been received upon the exercise or realization of the award had the award been currently exercisable or payable; (iii) adjust the terms of the award; (iv) cause the award to be assumed, or new rights substituted therefor, by another entity; or (v) make such other provision as the Committee may consider equitable and in the best interests of the Company. For purposes of the 2000 Plan, a Change in Control will be deemed to have occurred if the Johnson Family at any time fails to own stock of the Company having, in the aggregate, votes sufficient to elect at least a fifty-one percent (51%) majority of the directors of the Company.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Stock Options. The grant of a stock option under the 2000 Plan will create no income tax consequences to the employee or the Company. An employee who is granted a non-qualified stock option will generally recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the Class A common stock at such time over the exercise price. The Company will be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the employee. A subsequent disposition of the Class A common stock will give rise to capital gain or loss to the extent the amount realized from the sale differs from the tax basis, i.e., the fair market value of the Class A common stock on the date of exercise. This capital gain or loss will be a long-term capital gain or loss if the Class A common stock had been held for more than one year from the date of exercise.

     In general if an employee holds the shares of Class A common stock acquired pursuant to the exercise of an ISO for at least two years from the date of grant and one year from the date of exercise, the employee will recognize no income or gain as a result of exercise (except that the alternative minimum tax may apply). Any gain or loss realized by the employee on the disposition of the Class A common stock will be treated as a long-term capital gain or loss. No deduction will be allowed to the Company. If either of these holding period requirements is not satisfied, the employee will recognize ordinary income at the time of the disposition equal to the lesser of (i) the gain realized on the disposition or (ii) the difference between the exercise price and the fair market value of the shares of Class A common stock on the date of exercise. The Company will be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the employee. Any additional gain realized by the employee over the fair market value at the time of exercise will be treated as a capital gain. This capital gain will be a long-term capital gain if the Class A common stock had been held for more than one year from the date of exercise.

     Stock Appreciation Rights. The grant of an SAR will create no income tax consequences for the employee or the Company. Upon exercise of an SAR, the employee will recognize ordinary income equal to the amount of any cash and the fair market value of any shares of Class A common stock or other property received, except that if the employee receives an option, shares of restricted stock, performance shares or performance units upon exercise of an SAR, recognition of income may be deferred in accordance with the rules applicable to such other awards. The Company will be entitled to a deduction in the same amount and at the same time as income is recognized by the employee.

     Stock Awards. If a stock award is granted in the form of restricted stock, the employee will not recognize income upon the award of restricted stock under the 2000 Plan unless the election described below is made. However, an individual who has not made such an election will recognize ordinary income at the end of the applicable restriction period in an amount equal to the fair market value of the restricted stock at such time. The Company will be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the end of the applicable restriction period will result in capital gain or loss (long-term or short-term depending on the length of time the restricted stock is held after the end of the applicable restriction period). Dividends paid in cash and received by a participant prior to the end of the applicable restriction period will constitute ordinary income to the participant in the year paid. The Company will be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.

     An employee may, within 30 days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award. The Company will be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the election is made, any cash dividends received with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by the Company. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in capital gain or loss (long-term or short-term depending on the holding period). If the participant who has made an election subsequently forfeits the restricted stock, the participant will not be entitled to deduct any loss. In addition, the Company would then be required to include as ordinary income the amount of the deduction it originally claimed with respect to such shares.

     For stock awards granted in the form of performance units or performance shares, the grant will create no income tax consequences for the employee or the Company. Upon the receipt of cash, shares of Class A common stock or other property at the end of the applicable performance period, the employee will recognize ordinary income equal to the amount of any cash and the fair market value of any shares or other property received, except that if the employee receives an option, shares of restricted stock or SARs in payment of performance shares or performance units, recognition of income may be deferred in accordance with the rules applicable to such other awards. The Company will be entitled to a deduction in the same amount and at the same time as income is recognized by the employee.

FUTURE AWARDS

     No awards have been made to date under the 2000 Plan. The Company cannot currently determine the awards that may be granted in the future to employees under the 2000 Plan. Such determinations will be made from time to time by the Committee. During fiscal 1999, certain awards were granted to employees under the Company's 1994 Plan. Stock options and restricted stock granted under the 1994 Plan to the Named Executive Officers during fiscal 1999 are disclosed under the caption "Executive Compensation." During fiscal 1999, options to purchase a total of 214,500 and 138,500 shares were granted to all executive officers and all other employees as a group, respectively, under the 1994 Plan at average per share exercise prices ranging from $7.125 to $9.688.

     On December 13, 1999, the last reported sales price per share of the Class A common stock on The Nasdaq Stock Market(R) was $7.56.

VOTE REQUIRED

     The affirmative vote of a majority of the votes represented and voted at the Annual Meeting (assuming a quorum is present) is required to approve the 2000 Plan; provided that a majority of the outstanding shares of the Company's common stock are voted on the proposal. Assuming such proviso is met, any shares not voted at the Annual Meeting (whether by broker non-votes or otherwise, except abstentions), will have no impact on the vote. Shares as to which holders abstain from voting will be treated as votes against the proposal.

     The Board recommends a vote "FOR" the 2000 Plan. Shares of common stock represented at the Annual Meeting by executed but unmarked proxies will be voted "FOR" the 2000 Plan, unless a vote against the 2000 Plan or to abstain from voting is specifically indicated on the proxy.

                AMENDMENT OF JOHNSON WORLDWIDE ASSOCIATES, INC.
                      1987 EMPLOYEES' STOCK PURCHASE PLAN

GENERAL

     The proposed amendment to the Johnson Worldwide Associates, Inc. 1987 Employees' Stock Purchase Plan (the "1987 Plan") would change the eligibility provision to exclude participation by certain highly compensated employees.

     The 1987 Plan was originally adopted by the Board of Directors on December 11, 1987 and approved by the shareholders on January 28, 1988. The Board of Directors approved the amendment to the 1987 Plan on December 13, 1999, subject to shareholder approval.

PURPOSE

     The purpose of the 1987 Plan is to provide employees of the Company and its subsidiaries with the opportunity to purchase shares of Class A common stock and thereby share in the ownership of the Company.

ADMINISTRATION

     The 1987 Plan is required to be administered by a committee of the Board (the "Committee") consisting of not less than two directors who are disinterested persons within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. The Stock Committee currently serves as the administrator of the 1987 Plan. Among other functions, the Committee has authority to establish the terms and conditions for grants of purchase rights and adopt such rules or regulations which may be necessary or advisable for the operation of the 1987 Plan.

STOCK SUBJECT TO PLAN

     The 1987 Plan reserves 150,000 shares of Class A common stock for issuance, subject to appropriate adjustment in the event of payment of stock dividends or changes in the common stock by reason of a stock split, reorganization, recapitalization, merger, consolidation or similar event. As of December 13, 1999, 46,875 shares remained available for future grants of purchase rights.

ELIGIBILITY

     The 1987 Plan currently provides that all full-time employees of corporations (from the group consisting of the Company, its parent and subsidiary corporations) designated by the Committee may participate (approximately 980 persons), other than highly compensated employees who participate in the 1994 Plan. No employee may participate if he would own, directly or indirectly, 5% or more of the total combined voting power or value of all classes of Company common stock. The proposed amendment would change the exception to prohibit participation by any highly compensated employee who is a president, vice president or director level employee. The proposed change in eligibility will provide a greater opportunity for employees other than executive and senior officers to purchase shares of Class A common stock. Opportunities for stock ownership are provided to executive and senior officers under the 1994 Plan and the proposed 2000 Plan. Moreover, limiting executive and senior officers opportunities for stock ownership to incentive-based plans such as the 2000 Plan is consistent with the Company's overall compensation philosophy for executive and senior officers that a significant portion of total compensation should be based on performance-based incentive compensation.

AWARDS UNDER THE 1987 PLAN

     Rights to purchase a maximum of 250 shares (unless otherwise determined by the Committee) will be granted to eligible employees on such dates as may be determined by the Committee. The purchase price per share will be the lesser of either 85% of the fair market value of the Class A common stock on the first day of the offer and 85% of the fair market value of the Class A common stock at the end of the Purchase Period (as defined below). The Committee may specify the aggregate number of shares of Class A common stock available for purchase by all eligible employees during a Purchase Period.

EXERCISE

     All purchase rights are exercisable, in whole or in part, at any time during the 30-day period following the date of grant (the "Purchase Period"); provided, however, that no employee may exercise his purchase rights for less than the minimum number of shares designated by the Committee and provided, further, that an exercise will not be effective until the last day of the Purchase Period. Each purchase right granted under the 1987 Plan will expire at the end of the Purchase Period.

     In the event the employees exercise rights to purchase an aggregate number of shares in excess of the maximum number available during a Purchase Period, the Committee may adjust the number of shares which may be purchased by an employee according to such non-discriminatory rules and regulations as the Committee may establish.

TERMINATION AND AMENDMENT

     The 1987 Plan will terminate on such date as may be determined by the Board of Directors. The Board of Directors may amend or terminate the 1987 Plan, provided that unless approved by the shareholders, no amendment will (i) increase the maximum number of shares of Class A common stock which may be purchased under the 1987 Plan, except as permitted by the anti-dilution provisions of the 1987 Plan; (ii) modify the requirements as to eligibility for participation in the Plan; (iii) change the class of corporations whose employees will be granted purchase rights under the Plan; or (iv) materially increase the benefits to participants under the 1987 Plan.

LIMITS ON TRANSFERABILITY

     Purchase rights are not transferable other than by will or the laws of descent and distribution and are exercisable during an employee's lifetime only by the employee. In the event of termination of employment of an employee, all rights of the employee under the 1987 Plan will terminate.

FEDERAL INCOME TAX CONSEQUENCES

     No income is recognized by an employee on the grant or exercise of a purchase right granted under the 1987 Plan. If the shares acquired upon exercise are held for at least two years from the date of grant and one year from the date of exercise, or in the event of the employee's death (whenever occurring) while owning the shares, the lesser of the discount portion of the option price (discount from fair market value at time of grant) or the actual gain will be ordinary income (however, the Company will not be allowed a deduction for this amount); any excess will be a long-term capital gain (in the case of a sale) or eligible for a step-up in basis in accordance with rules normally applicable with respect to stock held by a decedent on death. If the stock is disposed of prior to the expiration of the above holding periods (other than on account of death), the excess of the fair market value at the time of exercise over the option price will be treated as ordinary income to the employee and the Company will be allowed a deduction in this amount. Any additional gain is a long-term or short-term capital gain depending on the holding period. If the amount realized on the sale is less than the fair market value at the time of exercise, the amount of ordinary income (and amount deductible by the Company) is limited to the amount of gain realized.

FUTURE GRANTS

     If the proposed amendment regarding the change in eligibility is approved, it is anticipated that none of the Company's executive and senior officers, including the Named Executive Officers, will participate in the 1987 Plan. It is presently anticipated that all other employees will be given the opportunity to purchase shares under the 1987 Plan in 2000.

     On December 13, 1999, the last reported sales price per share of the Class A common stock on The Nasdaq Stock Market(R) was $7.56.

VOTE REQUIRED

     The affirmative vote of a majority of the votes represented and voted at the Annual Meeting (assuming a quorum is present) is required to approve the proposed amendment to the 1987 Plan; provided that a majority of the outstanding shares of the Company's common stock are voted on the proposal. Assuming such proviso is met, any shares not voted at the meeting (whether by broker non-votes or otherwise, except abstention) will have no impact on the vote. Shares as to which holders abstain from voting will be treated as votes against the proposal.

                              CERTAIN TRANSACTIONS

     The Company purchases certain services from S. C. Johnson & Son, Inc. and other organizations controlled by Samuel C. Johnson, a director of the Company, and the Johnson Family (including Helen P. Johnson-Leipold, Chairman and Chief Executive Officer of the Company) including consulting and administrative services. The Company believes that the amounts paid to these organizations are no greater than the fair market value of the services. The total amount incurred by the Company for the foregoing services during the year ended October 1, 1999 was approximately $415,000.

                              INDEPENDENT AUDITORS

     KPMG LLP ("KPMG") served as the independent auditors for the purpose of auditing the consolidated financial statements of the Company for the year ended October 1, 1999. Representatives of KPMG will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions. The Board of Directors will not choose independent public accountants for the purpose of auditing the consolidated financial statements of the Company for the year ending September 29, 2000 until after the 2000 Annual Meeting of Shareholders.

                             SHAREHOLDER PROPOSALS

     All shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended ("Rule 14a-8"), for presentation at the 2001 Annual Meeting of Shareholders must be received at the offices of the Company, 1326 Willow Road, Sturtevant, Wisconsin 53177 by August 19, 2000 for inclusion in the proxy statement and form of proxy relating to the meeting. In addition, a shareholder who otherwise intends to present business at the 2001 Annual Meeting of Shareholders must comply with the requirements set forth in the Company's Bylaws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the Bylaws, to the Secretary of the Company not more than 90 days prior to the date of such annual meeting and not less than the close of business on the later of (i) the 60th day prior to such annual meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Under the Bylaws, if the Company does not receive notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 (i.e., proposals shareholders intend to present at the 2001 Annual Meeting of Shareholders but do not intend to have included in the Company's proxy statement and form of proxy for such meeting) prior to the close of business on November 27, 2000 (assuming a January 25, 2001 meeting date), then the notice will be considered untimely and the Company will not be required to present such proposal at the 2001 Annual Meeting of Shareholders. If the Board of Directors chooses to present such proposal at the 2001 Annual Meeting of Shareholders, then the persons named in proxies solicited by the Board of Directors for the 2001 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal. The 2001 Annual Meeting of Shareholders is tentatively scheduled to be held on January 25, 2001.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors, and more than 10% shareholders to file with the Securities and Exchange Commission reports on prescribed forms of their ownership and changes in ownership of Company stock and furnish copies of such forms to the Company. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Form 5 was required to be filed, the Company believes that during the year ended October 1, 1999, all reports required by Section 16(a) to be filed by the Company's officers, directors and more than 10% shareholders were filed on a timely basis.

                                 OTHER MATTERS

     The Company has filed an Annual Report on Form 10-K with the Securities and Exchange Commission for the year ended October 1, 1999. This Form 10-K will be bound with the Company's 1999 Annual Report to Shareholders and mailed to each person who is a record or beneficial holder of shares of Class A common stock or Class B common stock on the record date for the Annual Meeting. Other requests for copies of the Form 10-K should be addressed to the Secretary, Johnson Worldwide Associates, Inc., 1326 Willow Road, Sturtevant, Wisconsin 53177 or via the internet to: cschmidt@jwa.com.

     The cost of soliciting proxies will be borne by the Company. The Company expects to solicit proxies primarily by mail. Proxies may also be solicited in person or by telephone by certain officers and employees of the Company. It is not anticipated that anyone will be specially engaged to solicit proxies or that special compensation will be paid for that purpose. The Company will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold stock of the Company.

     Neither the Board of Directors nor management intends to bring before the Annual Meeting any matters other than those referred to in the Notice of Annual Meeting and this Proxy Statement. In the event that any other matters shall properly come before the Annual Meeting, it is the intention of the persons named in the proxy forms to vote the shares represented by each such proxy in accordance with their judgment on such matters.

                                             By Order of the Board of Directors

                                             CARL G. SCHMIDT SIGNATURE
                                             CARL G. SCHMIDT
                                             Senior Vice President and Chief
                                             Financial Officer, Secretary and
                                             Treasurer

                                                                      APPENDIX A

                           PROPOSED AMENDMENT TO THE
                          ARTICLES OF INCORPORATION OF
                       JOHNSON WORLDWIDE ASSOCIATES, INC.

     Proposed additions and deletions effected by the Name Change Amendment are in bold type and indicated by overstriking, respectively.

                                   ARTICLE I

     The name of the Corporation shall be Johnson Worldwide Associates, Inc. JOHNSON OUTDOORS INC.

CLASS A COMMON STOCK                PROXY


                       JOHNSON WORLDWIDE ASSOCIATES, INC.
           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD FEBRUARY 17, 2000

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                       JOHNSON WORLDWIDE ASSOCIATES, INC.

The undersigned constitutes and appoints HELEN P. JOHNSON-LEIPOLD and CARL G. SCHMIDT, and each of them, each with full power to act without the other, and each with full power of substitution, the true and lawful proxies of the undersigned, to represent and vote, as designated below, all shares of Class A common stock of Johnson Worldwide Associates, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of such corporation to be held at the Company's Headquarters, located at 1326 Willow Road, Sturtevant, Wisconsin, on Thursday, February 17, 2000, 10:00 a.m. local time, and at any adjournment or postponement thereof:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 AND 4.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES SPECIFIED IN ITEM 1 AND FOR ITEMS 2, 3 AND 4.

The undersigned acknowledges receipt of the Notice of said Annual Meeting and the accompanying Proxy Statement and Annual Report.









               DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED




                              JOHNSON WORLDWIDE ASSOCIATES, INC. 2000 ANNUAL MEETING

1.   ELECTION OF DIRECTORS         1- GLENN N. RUPP    2 -TERRY E. LONDON             FOR all nominees        WITHHOLD AUTHORITY to
     By Holders of Class A Common Stock                                               listed to the left      vote for all nominees
                                                                                      (except as              listed to the left.
                                                                                      specified  below).
                                                                                  --------------------------------------------------
          (Instructions: To withhold authority to vote for any individual nominee, write the number(s) of the nominee(s) in the box provided to the right.)
                                                                                  --------------------------------------------------
2.   Approval of the proposed amendment to the Company's Articles of
     Incorporation  to change the name of the  Company  from  Johnson                 FOR              AGAINST          ABSTAIN
     Worldwide Associates, Inc. to Johnson Outdoors Inc.

3.   Approval of the proposed amendment to the Johnson Worldwide Associates,          FOR              AGAINST          ABSTAIN
     Inc. 1987 Employees' Stock Purchase Plan to exclude participation by certain highly compensated employees.

4.   Approval of the Johnson Outdoors Inc. 2000 Long-Term Stock Incentive             FOR              AGAINST          ABSTAIN
     Plan.

5.   In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.


Check appropriate box                       Date:                                         NO. OF SHARES
                                                    --------------------------
Indicate changes below:
                                                                                  --------------------------------------------------
Address Change?           Name Change?
                                                                                  --------------------------------------------------
                                                                                  SIGNATURE(S) IN BOX

                                                                                  Note: Please sign exactly as your name appears on
                                                                                  your stock certificate. Joint owners should each
                                                                                  sign personally. A corporation should sign full
                                                                                  corporate name by duly authorized officers and
                                                                                  affix corporate seal, if any. When signing as
                                                                                  attorney, executor, administrator, trustee or
                                                                                  guardian, give full title as such.

CLASS B COMMON STOCK                PROXY

                       JOHNSON WORLDWIDE ASSOCIATES, INC.
           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD FEBRUARY 17, 2000

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                       JOHNSON WORLDWIDE ASSOCIATES, INC.

The undersigned constitutes and appoints HELEN P. JOHNSON-LEIPOLD and CARL G. SCHMIDT, and each of them, each with full power to act without the other, and each with full power of substitution, the true and lawful proxies of the undersigned, to represent and vote, as designated below, all shares of Class B common stock of Johnson Worldwide Associates, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of such corporation to be held at the Company's Headquarters, located at 1326 Willow Road, Sturtevant, Wisconsin, on Thursday, February 17, 2000, 10:00 a.m. local time, and at any adjournment or postponement thereof:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 AND 4.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES SPECIFIED IN ITEM 1 AND FOR ITEMS 2, 3 AND 4.

The undersigned acknowledges receipt of the Notice of said Annual Meeting and the accompanying Proxy Statement and Annual Report.









               DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED




                              JOHNSON WORLDWIDE ASSOCIATES, INC. 2000 ANNUAL MEETING

1.   ELECTION OF DIRECTORS           1- SAMUEL C. JOHNSON 2 - HELEN P. JOHNSON-LEIPOLD    FOR all nominees       WITHHOLD AUTHORITY
     By Holders of Class B Common    3- THOMAS F. PYLE,   4 - GREGORY E. LAWTON           listed to the left     to vote for all
     Stock                              JR.                                               (except as             nominees listed to
                                                                                          specified  below).     the left.
                                                                                      ----------------------------------------------
          (Instructions: To withhold authority to vote for any individual nominee, write the number(s) of the nominee(s) in the box provided to the right.)
                                                                                      ----------------------------------------------
2.   Approval of the proposed amendment to the Company's Articles of
     Incorporation to change the name of the Company from Johnson                         FOR             AGAINST          ABSTAIN
     Worldwide Associates, Inc. to Johnson Outdoors Inc.

3.   Approval of the proposed amendment to the Johnson Worldwide Associates,              FOR             AGAINST          ABSTAIN
     Inc. 1987 Employees' Stock Purchase Plan to exclude participation by certain highly compensated employees.

4.   Approval of the Johnson Outdoors Inc. 2000 Long-Term Stock Incentive Plan.           FOR             AGAINST          ABSTAIN

5.   In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

Check appropriate box                           Date:                                         NO. OF SHARES
                                                      ---------------------------
Indicate changes below:
                                                                                      ----------------------------------------------
Address Change?           Name Change?
                                                                                      ----------------------------------------------
                                                                                      SIGNATURE(S) IN BOX

                                                                                      Note: Please sign exactly as your name appears
                                                                                      on your stock certificate. Joint owners should
                                                                                      each sign personally. A corporation should
                                                                                      sign full corporate name by duly authorized
                                                                                      officers and affix corporate seal, if any.
                                                                                      When signing as attorney, executor,
                                                                                      administrator, trustee or guardian, give full
                                                                                      title as such.